Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-194685-01

March 2, 2015

American Airlines, Inc.

$1,213,824,000

2015-1 Pass Through Trusts

Pass Through Certificates, Series 2015-1

Pricing Term Sheet, dated March 2, 2015 to the preliminary prospectus supplement dated March 2, 2015 (as supplemented, the “Preliminary Prospectus Supplement”) of American Airlines, Inc.

The information herein supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class A Pass Through Certificates, Series 2015-1A (“Class A Certificates”)	Class B Pass Through Certificates, Series 2015-1B (“Class B Certificates”)

Amount:	$947,778,000	$266,046,000

Price to Public:	100%	100%

CUSIP:	023770 AA8	023770 AB6

ISIN:	US023770AA81	US023770AB64

Coupon/Stated Interest Rate:	3.375%	3.700%

Make-Whole Spread Over Treasuries:	0.25%	0.40%

Available Amount under the Liquidity Facilities at November 1, 2015 [1]:	$47,011,109	$14,161,297

Initial “Maximum Commitment” under the Liquidity Facilities:	$51,979,700	$15,996,016

Underwriters’ Purchase Commitments:

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

Morgan Stanley & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Barclays Capital Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

	$ 147,853,368 $ 147,853,368 $ 147,853,368 $ 147,853,368 $ 147,853,368 $ 47,388,900 $ 47,388,900 $ 47,388,900 $ 23,694,450	$ 41,503,176 $ 41,503,176 $ 41,503,176 $ 41,503,176 $ 41,503,176 $ 13,302,300 $ 13,302,300 $ 13,302,300 $ 6,651,150

[1]	The first Regular Distribution Date to occur after all Aircraft are expected to have been financed pursuant to this offering.

Credit Agricole Securities (USA) Inc.	$ 42,650,010	$ 11,972,070

Underwriting Commission:	$12,745,152

Concession to Selling Group Members:	0.50%	0.50%

Discount to Brokers/Dealers:	0.25%	0.25%

Settlement:	March 16, 2015 (T+10), the tenth business day after the date hereof

The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Credit Suisse Securities (USA) LLC or Deutsche Bank Securities Inc. toll-free at 1-800-221-1037 or 1-800-503-4611, respectively.

2